AMORTIZING PROMISSORY NOTE

$45,000.00 Date: February 12, 2014

For VALUE RECEIVED, the Undersigned, Diamond Technology Enterprises, Inc., a Delaware corporation, (hereinafter referred to as the "Borrower"), promises to pay to the order of Quick Solutions WorldWide L.P (hereinafter the "Lender"), and any assignee or other lawful owner of this Note being hereinafter sometimes referred to as the "Holder", at the Holder's address located at 44 Main Street, Douglas, South Lanarshire, Scotland ml 11 0qw or at such place as the Holder of this Promissory note (the "Note") may from time to time designate in writing the principal sum of FORTY-FIVE THOUAND and NO/100 Dollars ($45,000.00), together with interest thereon at the rate or rates hereafter specified and any and all other sums which may be owing to the Holder by the Borrower pursuant to this note. The following terms shall apply to this Note:

1. MATURITY– This note shall be due and payable in full on or before February 11, 2015 (the "Maturity Date").

2. INTEREST RATE - From the date of this Note, interest shall accrue on the unpaid principal sum outstanding until paid in full at the simple rate of four percent (4%) per annum. Interest shall be computed on the basis of a 360-day year and a 30-day month and shall be paid monthly in arrears.

3. PAYMENTS Commencing on the 1st day of June, 2014 and continuing on the same day of each succeeding month thereafter, all accrued and unpaid interest shall be due and payable, with one final payment of all outstanding principal and interest being due and payable on or before the Maturity Date.

4. NO PREPAYMENT PENALTY - This note may be prepaid in whole or in part at any time without premium or penalty.

5. APPLICATION OF PAYMENTS - All payments made hereunder shall be applied first to fees and costs, (if any), next to accrued and unpaid interest, and the remainder to principal.

6. LATE FEE. – In the event that any payment due hereunder is not paid within five (5) days of when due, the Borrower shall pay a late fee in the amount of five percent (5%) of the amount due.

7. DEFAULT - The Borrower shall be in default under this Note upon the occurrence of any one of the following:

(a) The nonpayment when due of any payment of interest or principal or any other sum or sums due under this Note;

(b) A default or failure to perform any warranty, covenant or representation contained herein or in any Loan Documents (hereinafter defined);

(c) The occurrence of the undersigned becoming insolvent or instituting a general proceeding of any nature under the Federal Bankruptcy Act or under any State insolvency statute, or if any proceeding for the appointment of a receiver be applied for, or a writ, lien or order of attachment or garnishment be issued or made against the property, assets or income of the undersigned.

8. NOTICE AND CURE/LENDER'S RIGHTS UPON DEFAULT - Upon a default under this Note, the entire unpaid balance of the principal hereunder shall, without notice or demand, become immediately due and payable, provided, however, that prior to acceleration, Borrower shall be entitled to:

(a) in case of any monetary default, ten (10) days prior written notice from Holder and an opportunity to cure; or

(b) in case of any non-monetary default, prior written notice from Holder and an opportunity to cure within a reasonable period of time, provided the Borrower undertakes immediate remedial action and pursues said remedial action with due diligence.

9. WAIVER OF NOTICE - The undersigned and all endorsers, guarantors and all persons liable or to become liable on this Note and dishonor and nonpayment of this Note, and consent to any and all renewals and extensions in the time of payment hereof, and agree, further, that at any time and from time to time without notice, the terms of payment herein may be modified or the security described in any Loan Documents securing this note released in whole or in part, or increased, changed or exchanged by agreement between the Holder hereof and any owner of the property affected by said lien document, without in anyway affecting the liability of any party to this instrument or any person liable or to become liable with respect to any indebtedness evidenced hereby.

10. PAYMENT OF COSTS - If this Note is placed in the hands of an attorney for collection, the Borrower hereby agrees to pay all reasonable attorneys' fees, all of which shall be added to and become part of the debt evidenced hereby.

11. COMMERCIAL LOAN - The Borrower hereby stipulates and warrants that the loan evidenced hereby is a Commercial Loan and that the Borrower is a corporation and that such loan is being made solely to acquire or carry on a business or commercial enterprise, as those terms are used therein.

12. NO WAIVER, ETC. - The rights and remedies of the Lender hereunder and under the Loan Documents shall be cumulative and concurrent and may be pursued singularly, successively, or together at the sole discretion of the Lender and my be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same or any other right or remedy.

13. GOVERNING LAW - This Note shall be governed and construed under the laws of the State of New York.

14. ASSIGNMENT - The Lender may assign this Note and any lien documents securing same and transfer the collateral or any part thereof to any transferee who shall thereupon become vested with all rights of the Lender.

15. HEADINGS - The paragraph heading used herein are inserted for ease of reference only and in no way shall define or limit the application of the paragraphs.

16. INVALIDITY - The invalidity or unenforceability of any provision (or parts of a provision) of this Note shall not affect the validity of the remainder but rather the remaining provisions of this Note shall remain in full force and affect. In addition, the terms of such invalid or unenforceable provision shall be reduced by the minimum amount necessary to make such provision enforceable and valid, and as amended, shall be deemed a provision of this Note.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its name, under its seal, and on its behalf the day and year first written above.

DIAMOND TECHNOLOGY ENTERPRISES, INC

____
Eduard Musheyev, CEO

STATE OF NEW YORK
COUNTY OF ________________

The foregoing instrument was acknowledged before me, an officer duly authorized in the State and County aforesaid to take acknowledgments, this ____ day of _________, 2014 by Eduard Musheyev, who is personally known to me.

My Commission Expires:____________________ ______________________________
Notary Public